Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

PARK STERLING CORPORATION

and

PROVIDENT COMMUNITY BANCSHARES, INC.

___________________________

Dated as of March 4, 2014
___________________________

i

INDEX OF DEFINED TERMS
Page

409A Plan	25
Accrued Interest	2
Acquisition Proposal	2
Acquisition Transaction	2
Affiliate	2
Agreement	1
Authorizations	13
Bank	1
Bank Charter	14
Bank Merger	1
Bankruptcy and Equity Exception	16
BHCA	3
Business Day	3
Capitalization Date	15
Certificate	12
Change in the Company Recommendation	49
Charter	14
Closing	10
Closing Date	10
Code	3
Company	1
Company 10-K	3
Company 401(k) Plan	52
Company Benefit Plan	22
Company Board Recommendation	49
Company Common Stock	10
Company Disclosure Schedule	3
Company Insurance Policies	31
Company Material Adverse Effect	3
Company Material Contract	28
Company Preferred Stock	15
Company Reports	17
Company Stock Option	11
Company Stockholder Approval	16
Company Stockholders Meeting	49
Confidentiality Agreement	48
Corporate Entity	4
Covered Employees	50
CRA	4
Damages	4
Delaware Certificate of Merger	10
DGCL	9
Dissenting Stockholders	10

INDEX OF DEFINED TERMS
(continued)
Page

EESA	26
Effective Time	10
Employment Agreement	1
Employment Agreements	1
ERISA	22
ERISA Affiliate	23
Exchange Act	18
Exchange Fund	12
Excluded Share	10
FDIC	14
Federal Reserve Board	5
GAAP	5
Governmental Entity	5
Indemnified Party	45
Insurance Amount	46
IRS	23
Knowledge	5
Law	5
Letter of Transmittal	12
Lien	6
Loan Documentation	6
Loans	33
Materially Burdensome Regulatory Condition	47
Merger	1
Merger Consideration	6
Multiemployer Plan	24
NCBCA	9
North Carolina Articles of Merger	9
Notice Period	44
Park Sterling	1
Park Sterling 401(k) Plan	52
Park Sterling Disclosure Schedule	7
Park Sterling Material Adverse Effect	7
Park Sterling Regulatory Approvals	38
Party	7
Paying Agent	12
Person	7
Pool	35
Previously Disclosed	7
Proprietary Rights	7
Proxy Statement	48
Qualified Plans	23
Regulatory Agreement	30
Regulatory Approvals	8

v

INDEX OF DEFINED TERMS
(continued)
Page

Related Party Transaction	36
Representative	42
Repurchase	1
Requisite Regulatory Approvals	17
Sarbanes-Oxley Act	19
SEC	8
Securities Act	18
Series A Preferred	1
SERPs	26
SRO	8
Subsidiary	8
Superior Proposal	8
Surviving Corporation	1
Takeover Statute	35
Tax or Taxes	9
Tax Return	9
Termination Fee	57
Treasury	1
Treasury Warrants	1
Voting Debt	15

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is dated as of March 4, 2014, by and between Provident Community Bancshares, Inc., a Delaware corporation (the “Company”), and Park Sterling Corporation, a North Carolina corporation (“Park Sterling”).  Certain capitalized terms have the meanings given to such terms in ARTICLE I.

RECITALS

A.           WHEREAS, the boards of directors of the Company and Park Sterling have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Park Sterling (the “Merger”), with Park Sterling as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

B.           WHEREAS, in connection with the Merger, Park Sterling shall enter into a binding definitive agreement with the United States Department of the Treasury (“Treasury”), pursuant to which, among other things and subject to the terms and conditions set forth therein, immediately prior to the consummation of the Merger, Park Sterling will purchase from Treasury all of the outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred”) (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and all of the related warrants (the “Treasury Warrants”) to purchase shares of Company Common Stock for an aggregate purchase price of up to $5,096,300  (the “Repurchase”);

C.           WHEREAS, promptly following the Merger, Park Sterling expects to merge Provident Community Bank, N.A., a wholly owned Subsidiary of the Company (the “Bank”), with and into Park Sterling Bank, a wholly owned Subsidiary of Park Sterling, with Park Sterling Bank surviving the merger (the “Bank Merger”);

D.           WHEREAS, each of Dwight Neese, Lud Vaughn, Mark Pack and Wanda Wells has entered into an employment agreement with Park Sterling Bank (each, an “Employment Agreement” and, together, the “Employment Agreements”), dated as of the date hereof but effective upon consummation of the Merger, in exchange for the termination and cancellation of each of their respective employment or change-in-control agreements with the Company;

E.           WHEREAS, as a condition to the willingness of Park Sterling to enter into this Agreement, all of the directors of the Company have entered into a Support Agreement, substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Park Sterling, pursuant to which each such director has agreed to vote all of the shares of Company Common Stock owned by such director in favor of the Merger and the adoption of this Agreement by the Company; and

F.           WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1   Certain Defined Terms.  Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

“409A Plan” shall have the meaning stated in Section 3.12(k).

“Accrued Interest” means, as of any date interest which is accrued on a Loan to but excluding such date and not yet paid.

“Acquisition Proposal” shall mean any written or oral proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to the Company or publicly announced to the Company’s stockholders) by any Person (other than Park Sterling or any of its Affiliates) relating to an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination, consolidation or similar transaction) or purchase from the Company or any of its Subsidiaries by any Person or “Group” (other than Park Sterling or any of its Affiliates) of 15% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than Park Sterling or any of its Affiliates) beneficially owning 15% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the assets, business, revenues, net income, assets or deposits of the Company and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of the Company.

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Agreement” shall have the meaning stated in the Preamble to this Agreement.

“Authorizations” shall have the meaning stated in Section 3.1(a).

“Bank” shall have the meaning stated in the third Recital.

“Bank Charter” shall have the meaning stated in Section 3.1(b).

“Bank Merger” shall have the meaning stated in the third Recital.

“Bankruptcy and Equity Exception” shall have the meaning stated in Section 3.4(a).

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated pursuant to Law to be closed.

“Capitalization Date” shall have the meaning stated in Section 3.2.

“Certificate” shall have the meaning stated in Section 2.10(a).

“Change in the Company Recommendation” shall have the meaning stated in Section 6.3(c).

“Charter” shall have the meaning stated in Section 3.1(a).

“Closing” shall have the meaning stated in Section 2.3.

“Closing Date” shall have the meaning stated in Section 2.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning stated in the Preamble to this Agreement.

“Company 10-K” shall mean the annual report on Form 10-K filed by the Company with the SEC in respect of fiscal year 2012 on April 1, 2013.

“Company 401(k) Plan” is defined in Section 6.9(d).

“Company Benefit Plan” shall have the meaning stated in Section 3.12(a).

“Company Board Recommendation” shall have the meaning stated in Section 6.3(b).

“Company Common Stock” shall have the meaning stated in Section 2.7(b).

“Company Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by the Company to Park Sterling concurrent with the execution and delivery of the Agreement.

“Company Insurance Policies” shall have the meaning stated in Section 3.20.

“Company Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (a) has had or would reasonably be expected to result in a material adverse effect on the results of operations, assets, liabilities, financial condition or business of the Company and its Subsidiaries, taken as a whole, or (b) prevents, or would be reasonably likely to prevent, the Company from consummating the transactions contemplated hereby; provided, however, that any such circumstance, event, change, effect, development or occurrence to the extent resulting from any (i) changes in Laws or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes in economic conditions affecting financial institutions generally, including changes in the general level of market interest rates, (iii) actions and omissions of the Company expressly required under this Agreement or taken or omitted to be taken with the prior written consent, or at the written request, of Park Sterling, (iv) changes in national or international political conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States and (v) natural disaster, shall not be considered in determining if a Company Material Adverse Effect has occurred except, with respect to clauses (i), (ii), (iv) and (v), to the extent that the effects of such change disproportionately affects such party and its Subsidiaries as compared to other community banks in the southeastern United States.

“Company Material Contract” shall have the meaning stated in Section 3.15(a).

“Company Preferred Stock” shall have the meaning stated in Section 3.2.

“Company Reports” shall have the meaning stated in Section 3.6(a).

“Company Stockholder Approval” shall have the meaning stated in Section 3.4(a).

“Company Stockholders Meeting” shall have the meaning stated in Section 6.3(b).

“Company Stock Option” shall have the meaning stated in Section 2.8.

“Company Stock Plans” means, collectively, the Company’s 2001 Stock Option Plan and 2006 Equity Incentive Plan.

“Confidentiality Agreement” shall have the meaning stated in Section 6.2.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company or other organization, whether an incorporated or unincorporated organization.

“Covered Employees” shall have the meaning stated in Section 6.9(a).

“CRA” shall mean the Community Reinvestment Act of 1977.

“Damages” shall mean all costs, expenses, damages, liabilities, claims, demands, obligations, diminutions in value, fines, awards, judgments, losses, royalties, deficiencies, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses and consultants’ fees and expenses).

“Delaware Certificate of Merger” shall have the meaning stated in Section 2.2.

“DGCL” shall have the meaning stated in Section 2.1(a).

“Dissenting Stockholders” shall have the meaning stated in Section 2.7(b).

“EESA” shall have the meaning stated in Section 3.12(n).

“Effective Time” shall have the meaning stated in Section 2.2.

“Employment Agreement” and “Employment Agreements” are defined in the fourth Recital.

“ERISA” shall have the meaning stated in Section 3.12(a).

“ERISA Affiliate” shall have the meaning stated in Section 3.12(a).

“Exchange Act” shall have the meaning stated in Section 3.6(a).

“Exchange Fund” shall have the meaning stated in Section 2.9.

“Excluded Share” shall have the meaning stated in Section 2.7(b).

“FDIC” shall have the meaning stated in Section 3.1(b).

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States.

“Governmental Entity” shall mean any court, administrative agency, arbitrator or commission or other governmental, prosecutorial or regulatory authority or instrumentality, or any SRO.

“Indemnified Party” shall have the meaning stated in Section 5.5(a).

“Insurance Amount” shall have the meaning stated in Section 5.5(c).

“IRS” is defined in Section 3.12(b).

“Knowledge” with respect to the Company shall mean the actual knowledge of those individuals set forth on Section 1.1 of the Company Disclosure Schedule.

“Law” shall mean any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Letter of Transmittal” shall have the meaning stated in Section 2.10(a).

“Lien” shall mean any charge, claim, community property interest, condition, easement, covenant, contract, commitment, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal, or other material rights of third parties or material restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Loan(s)” shall have the meaning stated in Section 3.23(a).

“Loan Documentation” shall mean all Loan files and all documents included in the Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

“Materially Burdensome Regulatory Condition” shall have the meaning stated in Section 6.1(a).

“Measurement Date” means the later of (i) the date of the Company Stockholders Meeting or (ii) the third Business Day prior to the Effective Date.

“Merger” shall have the meaning stated in the first Recital.

“Merger Consideration” shall mean the amount obtained by dividing (i) $1,396,667 by (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Modified Net Worth” means, with respect to the Company and its Subsidiaries, on the Measurement Date, consolidated net worth, as determined in accordance with GAAP, after giving effect to the following adjustments: (i) the exclusion of the impact of any provision for loan losses that increases the Company’s allowance for loan and lease losses above $3,228,949, up to a maximum of $6,228,949 and (ii) (A) if the fair market value of the Company’s or its Subsidiaries’ Federal Home Loan Bank borrowings is less than $3,883,836, the addition of the amount of such shortfall or (B) if the fair market value of the Company’s or its Subsidiaries’ Federal Home Loan Bank borrowings is more than $3,883,836, the subtraction of the amount of such excess.

“Multiemployer Plan” is defined in Section 3.12(e).

“NCBCA” shall have the meaning stated in Section 2.1(a).

“North Carolina Articles of Merger” shall have the meaning stated in Section 2.2.

“Notice Period” shall have the meaning stated in Section 5.3(d)(ii).

“Park Sterling” shall have the meaning stated in the Preamble to this Agreement.

“Park Sterling 401(k) Plan” shall have the meaning stated in Section 6.9(b).

“Park Sterling Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Park Sterling to the Company concurrent with the execution and delivery of the Agreement.

“Park Sterling Material Adverse Effect” shall mean, with respect to Park Sterling, any fact, circumstance, event, change, effect, development or occurrence that prevents, or would be reasonably likely to prevent, Park Sterling from performing its obligations under this Agreement or consummating the transactions contemplated hereby.

“Park Sterling Regulatory Approvals” shall have the meaning stated in Section 4.3.

“party” shall mean any of Park Sterling or the Company, and “parties” shall mean Park Sterling and the Company.

“Paying Agent” shall have the meaning stated in Section 2.9.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Pool” shall have the meaning stated in Section 3.23(g).

“Previously Disclosed” with respect to any Party means: (i) information set forth in the Company Disclosure Schedule or Park Sterling Disclosure Schedule, as applicable; provided, that disclosure in any section of such Company or Park Sterling Disclosure Schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement; or (ii) disclosed in any report, schedule, form or other document filed with the SEC by the Company prior to the date hereof and on or after the date on which the Company filed with the SEC its Quarterly Report on Form 10-Q for the three months ended September 30, 2013 (but excluding any risk factor disclosures under the heading “Risk Factors,” and disclosure of risks in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature).

“Proprietary Rights” shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material or other intellectual property of a Person.

“Proxy Statement” shall have the meaning stated in Section 6.3(a).

“Qualified Plans” is defined in Section 3.12(d).

“Regulatory Agreement” shall have the meaning stated in Section 3.16.

“Regulatory Approvals” shall mean the Requisite Regulatory Approvals and the Park Sterling Regulatory Approvals.

“Related Party Transaction” shall have the meaning stated in Section 3.28.

“Representative” shall have the meaning stated in Section 5.3(a).

“Repurchase” shall have the meaning stated in the second Recital.

“Requisite Regulatory Approvals” shall have the meaning stated in Section 3.5.

“Sarbanes-Oxley Act” shall have the meaning stated in Section 3.6(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning stated in Section 3.6(a).

“Series A Preferred” shall have the meaning stated in the second Recital.

“SERPs” shall have the meaning stated in Section 3.12(k).

“SRO” shall mean any domestic or foreign securities, broker-dealer, investment adviser and insurance industry self-regulatory organization.

“Subsidiary” shall mean with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such second Person.

“Superior Proposal” shall mean any bona fide unsolicited written Acquisition Proposal made in circumstances not involving a breach of this Agreement with respect to which the board of directors of the Company determines in its good faith judgment to be more favorable from a financial point of view to the Company’s stockholders than the Merger and to be reasonably capable of being consummated on the terms proposed, after (i) receiving the advice of outside counsel and a financial advisor of nationally recognized reputation and (ii) taking into account all relevant factors (including the likelihood, risks and timing of consummation of such transaction on the terms set forth therein; the form of consideration offered; any proposed changes to this Agreement that may be proposed by Park Sterling in response to such Acquisition Proposal; and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including termination fees, any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “100%.”

“Surviving Corporation” shall have the meaning stated in the first Recital.

“Takeover Statute” shall have the meaning stated in Section 3.24.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, escheat, unclaimed property, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes, imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

“Termination Fee” shall have the meaning stated in Section 8.2(c).

“Treasury” shall have the meaning stated in the second Recital.

“Treasury Warrants” shall have the meaning stated in the second Recital.

“Voting Debt” shall have the meaning stated in Section 3.2.

ARTICLE II
THE MERGER; DELIVERY OF MERGER CONSIDERATION

2.1   The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “NCBCA” “NCBCA”) and the Delaware General Corporation Law (the “DGCL”) at the Effective Time, the Company shall merge with and into Park Sterling.  Park Sterling shall be the Surviving Corporation in the Merger and shall continue its existence as a corporation under the Laws of the State of North Carolina, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger, except as set forth in this Agreement.  As of the Effective Time, the separate corporate existence of the Company shall cease.

(b) Park Sterling may at any time change the method of effecting the combination if and to the extent deemed desirable by Park Sterling (and the Company shall enter into such amendments to this Agreement as Park Sterling may reasonably request in order to give effect to such restructuring); provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement.

2.2   Effective Time.  The Merger shall become effective as of the date set forth in the articles of merger (the “North Carolina Articles of Merger”) that shall be filed with the North Carolina Secretary of State and the certificate of merger (the “Delaware Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware as soon as practicable following the Closing.  The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the North Carolina Articles of Merger and the Delaware Certificate of Merger.

2.3   Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on the last Business Day of the calendar month during which the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied or waived at the Closing) occurs; provided, that if the conditions set forth in ARTICLE VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Park Sterling, then Park Sterling may postpone the Closing until the first full week after the end of that fiscal quarter, in each case unless otherwise mutually agreed by the parties (the “Closing Date”).

2.4   Articles of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the articles of incorporation and bylaws of Park Sterling in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

2.5   Directors.  Subject to applicable Law, the directors of Park Sterling immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.6   Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the NCBCA and the DGCL.

2.7   Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Park Sterling, the Company or the holder of any of the following securities:

(a) No Effect on Park Sterling Common Stock.  Each share of Park Sterling common stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) Conversion of Company Capital Stock.  Each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock  owned by Park Sterling or any Subsidiary of Park Sterling and shares of Company Common Stock owned by the Company or any Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) shares of Company Common Stock that are owned by stockholders (“Dissenting Stockholders”) that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive cash from Park Sterling in an amount equal to the Merger Consideration.

(c) Treatment of Excluded Shares and Company Preferred Stock.  Each Excluded Share and each share of Series A Preferred issued and outstanding immediately prior to the Effective shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share or share of Company Preferred Stock, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder of Excluded Shares may have under Section 2.7(d).

(d) Appraisal Rights.  No Person that has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Merger Consideration with respect to the shares of Company Common Stock owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL.  Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder.  The Company shall give Park Sterling (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Park Sterling, voluntarily make any payment with respect to any demands for appraisal, offer to settle, settle or otherwise negotiate any such demands or approve any withdrawal of any such demands.

(e) Warrant.  The Merger shall have the effects on the Treasury Warrant set forth in the Treasury Warrant.

2.8   Stock Options.  As soon as practicable following the date of this Agreement, the board of directors of the Company (or the appropriate committee thereof) shall take all necessary actions, including adopting any necessary resolutions and amendments, to provide that at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding option to purchase shares of Company Common Stock (“Company Stock Option”) granted under the Company Stock Plans shall automatically be cancelled at the Effective Time and converted into the right to receive, within 15 days following the Closing Date, a lump sum cash payment equal to the product of (i) the number of shares subject to such Company Stock Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Stock Option, less applicable tax withholding.  For the avoidance of doubt, if the Merger Consideration does not exceed the exercise price per share of any Company Stock Option, then such Company Stock Option shall be cancelled and the former holder of such option shall not be entitled to receive any corresponding payment.  Prior to the Effective Time, the board of directors of the Company shall take all necessary actions to ensure that following the Effective Time no rights remain outstanding to acquire or receive Company Common Stock (or payments in respect thereof) under the Company Stock Plans or otherwise.

2.9   Merger Consideration.  Prior to the Effective Time, Park Sterling shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration to the holders of Company Common Stock (the “Paying Agent”).  On the Closing Date, Park Sterling shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of the holders of Company Common Stock, cash in an amount necessary for the Paying Agent to make payments under Section 2.7(b) and Section 2.8 (if any) upon surrender of Certificates(s) and Letter(s) of Transmittal pursuant to Section 2.10(b) (the aggregate amount of such cash deposited referred to as the “Exchange Fund”).

2.10          Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time but in no event later than five Business Days thereafter, Park Sterling shall cause the Paying Agent to mail to each holder of record of certificate(s) (a “Certificate”; it being understood that any reference herein to a “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”), which shall be substantially in such form and have such other provisions as Park Sterling and the Company shall reasonably agree and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration.

(b) Upon surrender to the Paying Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive the Merger Consideration.  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration.

(c) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the proper amount of cash shall be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Park Sterling that the Tax has been paid or is not applicable.  The Paying Agent and Park Sterling shall be entitled to deduct and withhold from the Merger Consideration and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock (including with respect to any Dissenting Shares) such amounts as the Paying Agent or Park Sterling, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Paying Agent or Park Sterling, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Paying Agent or Park Sterling, as the case may be.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the first anniversary of the Effective Time shall be paid to Park Sterling upon Park Sterling’s demand.  Any former stockholders of the Company that have not theretofore complied with this ARTICLE II shall thereafter look only to Park Sterling with respect to the Merger Consideration, without any interest thereon.  Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Park Sterling free and clear of any claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Park Sterling, the Company, the Paying Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Park Sterling or the Paying Agent, the posting by such person of a bond in such amount as Park Sterling may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Park Sterling, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) that, except as Previously Disclosed:

3.1   Organization and Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company is a bank holding company duly registered under the BHCA.  The Company has all necessary approvals, orders, licenses, certificates, permits and other governmental authorizations (collectively, the “Authorizations”) to own or lease all of the assets owned or leased by it and to conduct its business in the manner conducted as of the date hereof and as of the Closing Date, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by the Company requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Company Material Adverse Effect.  The Amended and Restated Certificate of Incorporation of the Company (the “Charter”) complies with applicable Law.  A complete and correct copy of the Charter and bylaws of the Company, as amended and as currently in effect, has been delivered or made available to Park Sterling prior to the date hereof.  The Company’s Subsidiaries are listed on Section 3.1(a) of the Company Disclosure Schedule.

(b) The Bank is a wholly owned Subsidiary of the Company and is a national banking association duly organized, validly existing and in good standing under the National Bank Act, 12 U.S.C. §1 et seq. The deposit accounts of the Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”); all conditions for such insurance have been met, including the timely payment of all premiums and assessments required to be paid in connection therewith; and no proceedings for the termination or revocation of such insurance are pending or, to the Knowledge of the Company, threatened.  The Bank has the power and authority (corporate, governmental, regulatory and otherwise) and has all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner conducted as of the date hereof and as of the Closing Date.  The Bank is duly licensed or qualified to do business and in good standing in all jurisdictions in which the nature of the activities conducted by the Bank requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Company Material Adverse Effect. The articles of association of the Bank (“Bank Charter”) complies with applicable Law.  A complete and correct copy of the Bank Charter and the bylaws of the Bank, as currently in effect, has been delivered or made available to Park Sterling.

(c) Each of the Subsidiaries of the Company is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each such Subsidiary has the power and authority (corporate, governmental, regulatory and otherwise) and has all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner conducted as of the date hereof and as of the Closing Date.  Each such Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation or other legal entity in all jurisdictions in which the nature of the activities conducted by such Subsidiary requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Company Material Adverse Effect.  The charter, articles or certificate of incorporation, certificate of trust or other organizational documents of each Subsidiary of the Company comply in all material respects with applicable Law.  A complete and correct copy of the charter, articles or certificate of incorporation or certificate of trust and bylaws of each Subsidiary of the Company (or similar governing documents), as amended and as currently in effect, has been delivered or made available to Park Sterling.

3.2   Capitalization.  The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock and 500,000 shares of serial preferred stock, $0.01 par value per share, of the Company (the “Company Preferred Stock”).  As of the close of business on March 3, 2014 (the “Capitalization Date”), there were 1,790,599 shares of Company Common Stock outstanding, 19,000 shares of Company Common Stock subject to outstanding Company Stock Options and 9,266 shares of Series A Preferred Stock outstanding.  Section 3.2 of the Company Disclosure Schedule sets forth as of the date hereof the holder of each Company Stock Option, the number of Company Stock Options held by each such holder, its grant date, its exercise price and the Company Stock Plan pursuant to which it was issued.  The Company’s 1995 Stock Option Plan has expired and there are no outstanding Company Stock Options issued under such plan.  Since the Capitalization Date and through the date of this Agreement, except in connection with this Agreement and the transactions contemplated hereby, and as set forth in Section 3.2 of the Company Disclosure Schedule, the Company has not (1) issued or authorized the issuance of any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock, (2) reserved for issuance any shares of Company Common Stock or Company Preferred Stock or (3) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Company Common Stock or Company Preferred Stock.  As of the close of business on the Capitalization Date, other than in respect of shares of Common Stock reserved for issuance in connection with the Treasury Warrant and the Company Stock Plans, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Company Common Stock or Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all federal and state securities Laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding.  As of the date of this Agreement, except (A) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, (B) for the Treasury Warrant or (C) as set forth elsewhere in this Section 3.2 or on the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Company Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company.  Section 3.2 of the Company Disclosure Schedule sets forth a table listing the outstanding series of trust preferred securities of the Company and its Subsidiaries, including the holders of such securities as of the date of this Agreement if known to the Company.

3.3   Subsidiaries.  With respect to each of the Subsidiaries of the Company, (1) all the issued and outstanding shares of such entity’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (2) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into or exchangeable for, or any contracts or commitments to issue or sell, shares of such entity’s capital stock, any other equity security or any Voting Debt, or any such options, rights, convertible securities or obligations.  The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all Liens.  The Company does not own, directly or indirectly, any capital stock or other equity securities of any person that is not a Subsidiary of the Company.

3.4   Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other agreements referenced herein to which the Company will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of the Company.  The board of directors of the Company has unanimously determined and declared that this Agreement is advisable and in the best interests of the Company and its stockholders and has directed that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect.  This Agreement has been, and the other agreements referenced herein to which the Company will be a party, when executed, will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Park Sterling, is and will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (the “Bankruptcy and Equity Exception”)).  No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement and the other agreements referenced herein to which it will be a party, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby, including the plan of merger contained in this Agreement, other than receipt of the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote to adopt this Agreement at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholder Approval”).

(b) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the material properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (A) its Charter or bylaws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Subsidiary of the Company or (B) except as set forth in Section 3.4(b) of the Company Disclosure Schedule, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it may be bound, including the trust preferred securities issued by Provident Community Bancshares Capital Trust I and Provident Community Bancshares Capital Trust II or the related indentures or (ii) assuming the consents referred to in Section 3.5 are duly obtained, violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

3.5   Consents and Approvals.  Except for (i) the approval by the Federal Reserve Board under the BHCA, the FDIC, the Office of the Comptroller of the Currency and the Office of the Commissioner of Banks of the State of North Carolina (including for the completion of the Merger and the Bank Merger), (ii) the consents, approvals, waivers, authorizations, applications, filings, registrations, notices, declarations, orders or qualifications set forth in Section 3.5 of the Company Disclosure Schedule, (iii) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State, (iv) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) the filing of such certificates with Governmental Entities as may be necessary to complete the Bank Merger (such consents or approvals described in clauses (i) and (iii) – (v), the “Requisite Regulatory Approvals”), and (vi) the applicable requirements of the Exchange Act, no consents, approvals, waivers, authorizations, applications, filings, registrations, notices, declarations, order or qualifications are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger.

3.6   Reports.

(a) Since January 1, 2011, each of the Company and its Subsidiaries has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity having jurisdiction over the Company (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith.  As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities.  Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, to the Knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report.  In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments.  No executive officer of the Company or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  Copies of all Company Reports not otherwise publicly filed have, to the extent allowed by applicable Law, been made available to Park Sterling by the Company. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2011.  Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

(b) The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect only the actual transactions of the Company and its Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since December 31, 2011, (A) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s board of directors or any committee thereof or to any director or officer of the Company.  The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder and as of the date of this Agreement, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company has no Knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

3.7   Financial Statements.

(a) The Company has previously made available to Park Sterling copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31 for the fiscal years 2010, 2011 and 2012, and the related consolidated statements of income (loss), of comprehensive income (loss), of changes in stockholders’ equity, and of cash flows, as reported in the Company 10-K, in each case accompanied by the audit report of Elliott Davis, LLC.  The September 30, 2013 consolidated financial statements of the Company (including the related notes, where applicable) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2013 fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and all of the financial statements referred to in this Section 3.7 (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations, comprehensive income, changes in stockholders’ equity, cash flows and the consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) in all material respects complies with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved.  There is no transaction, arrangement or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other Affiliated entity that is not reflected on the financial statements specified in this Section 3.7.  The books and records of the Company and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable Law and GAAP.  Elliott Davis, LLC has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Elliott Davis, LLC, which has expressed its opinion with respect to the consolidated financial statements contained in the Company 10-K, is as of the date of such opinion a registered independent public accountant, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Securities Act and the rules and regulations promulgated thereunder and by the rules of the Public Accounting Oversight Board.

3.8   Undisclosed Liabilities.  None of the Company or any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) and is not an obligor under any guarantee, keepwell or other similar agreement (absolute, accrued, contingent or otherwise) except for (a) liabilities or obligations reflected in or reserved against in the Company’s consolidated balance sheet as of December 31, 2012 and (b) current liabilities that have arisen since December 31, 2012 in the ordinary and usual course of business and consistent with past practice and that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries are party to any “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

3.9   Absence of Certain Changes.  Since December 31, 2012, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business and consistent with past practice, (b) the Company has not (i) changed  its methods of accounting (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by its independent auditors, or (ii) except as may be required by GAAP, revalued in any material respect any of its assets, including writing-off notes or accounts receivable and (c) there has not been any Company Material Adverse Effect.

3.10          Legal Proceedings.  Except as set forth in Section 3.10 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (a) against the Company or any of its Subsidiaries (excluding those of the type contemplated by the following clause (b)) that, if adversely determined, would reasonably be expected to result in Damages owed by the Company or such Subsidiary, as applicable, in excess of $10,000 individually or $25,000 in the aggregate or (b) as of the date hereof, challenging the validity or propriety of the transactions contemplated by this Agreement.  There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.11         Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed (including, pursuant to applicable extensions granted without penalty) all Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects.  Each of the Company and its Subsidiaries has paid in full, or made adequate provision in the financial statements of the Company (in accordance with GAAP) for, all Taxes due (regardless of whether or not reflected on Tax Returns filed by the Company or its Subsidiaries).

(b) No audits or investigations by any taxing authority relating to any Tax Returns of any of the Company or any of its Subsidiaries is in progress, nor has the Company or any of its Subsidiaries received notice from any taxing authority of the commencement of any audit not yet in progress.  No deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes due by, or Tax Returns of, the Company and its Subsidiaries which deficiencies have not since been resolved.

(c) There are no Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

(d) None of the Company or its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) None of the Company or its Subsidiaries has engaged in any transaction that is the same as or substantially similar to a “listed transaction” for United States federal income tax purposes within the meaning of Treasury Regulation section 1.6011-4.  None of the Company or its Subsidiaries has engaged in a transaction the disclosure of which to any taxing authority was required in order to avoid penalties under Section 6662(d) of the Code or any comparable provision of state, foreign or local Law.  None of the Company or any of its Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.

(f) To the Company’s Knowledge, the Company and each of its Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or taxing authority, and have collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such reporting obligation, including valid Internal Revenue Service Forms W-8 and W-9.

(g) No claim has been made by a taxing authority in writing to the Company or any of its Subsidiaries in a jurisdiction where the Company or any of its Subsidiaries, as the case may be, does not file Tax Returns that the Company or any of such Subsidiaries, as the case may be, is or may be subject to Tax by that jurisdiction.

(h) None of the Company or any of its Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor has any request for any such waiver or consent been made.

(i) None of the Company or any of its Subsidiaries has been or is in violation in any material respect (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions of state, local or foreign Law).  Each of the Company and its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(j) There are no outstanding powers of attorney enabling any Person to represent the Company or any Subsidiary with respect to Tax matters.

(k) None of the Company or any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Code Section 481 or any similar provision.

(l) None of the Company or any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code, provided, that the Company makes no representations as to whether the execution of this Agreement or the consummation of the transactions contemplated hereby will constitute an “ownership change” under Section 382(g) of the Code.

(m) None of the Company or any of its Subsidiaries has, in the past ten years, (i) acquired assets from another corporation in a transaction in which Target’s federal income Tax basis for the acquired assets was determined, in whole or in part, by reference to the federal Income Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation.

(n) None of the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a consolidated, combined or unitary income Tax Return that includes only the Company and its Subsidiaries) or (ii) has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.  None of the Company or any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement (other than such an agreement exclusively between or among the Company and its Subsidiaries).

(o) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date, (ii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date (iv) cash basis method of accounting or percentage of completion method of accounting; (v) an election under Section 108(i) of the Code; (vi) prepaid amount received on or prior to the Closing Date or (vii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law).

3.12          Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all Laws applicable to each such Company Benefit Plan.  Each Company Benefit Plan has been administered in all material respects in accordance with its terms. “Company Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity or derivative equity, severance, employment, change of control, fringe benefit, or other compensation or employee benefit plan, program, agreement, arrangement or policy sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (and, that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA or is a member of the Company’s controlled group of corporations or group of trades or businesses under common control with the Company within the meaning of Section 414 of the Code (“ERISA Affiliate”), or to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates is party or has any obligation, contingent or otherwise, whether written or oral.

(b) The Company has delivered or made available to Park Sterling prior to the date hereof true, correct and complete copies of the following (as applicable):  (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor or the IRS and (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan.  Except as specifically provided in the foregoing documents delivered or made available to Park Sterling, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.  No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) None of the Company or any of its Subsidiaries has taken any action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and, to the Knowledge of the Company, there is no plan defect that would qualify for correction under any such program.

(d) Section 3.12(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”).  Each Qualified Plan is currently covered by a favorable determination letter issued by the IRS with respect to each Qualified Plan and the related trust has not been revoked (nor has revocation been threatened), and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(e) None of the Company and its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of; and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(f) None of the Company or any of its Subsidiaries sponsors, has sponsored, maintains or maintained, or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.  The Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit the Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(g) All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(h) None of the Company, any of its Subsidiaries, any officer of the Company or any Subsidiary or any of the Company Benefit Plans which are subject to ERISA, any trust created thereunder or, to the Knowledge of the Company, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Subsidiary or any officer of the Company or any Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law.

(i) None of the Company or any of its Subsidiaries, any Company Benefit Plan, any trust created thereunder, or, to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any of its Subsidiaries, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

(j) There has been no material failure of a Company Benefit Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code).

(k) Each Company Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of section 409A(d)(1) of the Code (a “409A Plan”) complies in all material respects with the requirements of section 409A of the Code and the guidance promulgated thereunder.  From January 1, 2005 through December 31, 2008, each 409A Plan and any award thereunder was maintained in good faith operational compliance with the requirements of (i) section 409A of the Code and (ii) (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1.  From and after January 1, 2009, each 409A Plan and any award thereunder has been maintained in operational compliance with the requirements of section 409A of the Code the final regulations issued thereunder.  As of and since December 31, 2008, each 409A Plan and any award thereunder has been in documentary compliance with the requirements of section 409A of the Code and the final regulations issued thereunder. No payment to be made under any 409A Plan is or will be subject to the interest and additional tax payable pursuant to section 409A(a)(1)(B) of the Code.  None of the Company or any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by section 409A(a)(1)(B) of the Code.

(l) (i) Except as set forth in Section 3.12(l) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Subsidiary of the Company from the Company or any such Subsidiary under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits, (E) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or (F) conflict with the terms of any Company Benefit Plan and (ii) none of the Company or any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate any Company Benefit Plan or receive a reversion of assets from any Company Benefit Plan or related trust.  None of the Company or any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes.  Section 3.12(l) of the Company Disclosure Schedule sets forth a complete schedule of the severance, deferred compensation and retirement payments payable to each current or former employee of the Company who may be entitled to payments or benefits as a result of the transactions contemplated by this Agreement, either alone or in combination with any other event or events.

(m) There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries or ERISA Affiliates to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any “multiple employer plan” (within the meaning of Section 413(c) of the Code), any participant in a Company Benefit Plan or any other party.

(n) The Company and its Subsidiaries are in compliance with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively “EESA”).  Each employee of the Company and the Bank who was an SEO within the meaning of the EESA in 2008 has executed a waiver of claims against the Company and the Bank with respect to limiting or reducing rights to compensation for so long as the EESA limitations are required to be imposed.

(o) Each Company Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Schedule 3.12(a) of the Company Disclosure Schedule contains (i) a list of assets that are maintained or used to informally fund such plan, (ii) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (iii) an analysis of the cash surrender value of the insurance policies held pursuant to the SERPs.  Any trust agreement supporting such plan has been provided as described in Section 3.12(b).

(p) No Company Benefit Plan is under, and the Company (including any Subsidiary or any ERISA Affiliate thereof) has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(q) To the knowledge of the Company, any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or any of its Subsidiaries is not an employee under applicable Law or for any purpose including for Tax withholding purposes or Company Benefit Plan purposes.

(r) To the Knowledge of the Company, the Company and each Subsidiary and ERISA Affiliate, as applicable, has maintained in all material respects all employee data necessary to administer each Company Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form.

(s) No Company Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Company Benefit Plan that is funded in whole or in part through an insurance policy, neither the Company (including any Subsidiary thereof) nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Closing.

(t) All reports and disclosures relating to each Company Benefit Plan required to be filed with or furnished to Governmental Entity (including the IRS, PBGC and the Department of Labor), Company Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable Law.

3.13          Labor Matters.

(a) Employees of the Company and its Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries.  No executive officer of the Company or any of its Subsidiaries has notified the Company or any such Subsidiary that such officer intends to leave the Company or such Subsidiary or otherwise terminate such officer’s employment with the Company or any of its Subsidiaries.  No executive officer of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(b) The Company and its Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable Laws relating to facility closings and layoffs.  The Company is in compliance in all material respects with all applicable Laws respecting employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements and there are no pending or, to the Knowledge of the Company, threatened controversies or other claims, actions or proceedings with respect to any such matters.

3.14         Compliance with Law.

(a) Each of the Company and each of its Subsidiaries is and for the last five years has been in compliance in all material respects with and is not in material default or material violation of, and none of them is, to the Knowledge of the Company, under investigation with respect to or, to the Knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable Law.  Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any of its Subsidiaries.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, since December 31, 2010, none of the Company or any of its Subsidiaries has received any notification or communication from any Governmental Entity (A) asserting that the Company or any of its Subsidiaries is not in material compliance with any applicable Law, (B) to the Company’s Knowledge, threatening to revoke any permit, license, franchise, authorization, order or approval, or (C) to the Company’s Knowledge, threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

(b) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Bank and each Subsidiary have properly administered all accounts for which the Bank or any other Subsidiary of the Company acts as a fiduciary, including accounts for which the Bank or any other Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law.  None of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would reasonably be expected to result in any material liability to the Company, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c) The Bank’s CRA rating is no less than “satisfactory.”  The Bank has not been informed that its status as “satisfactory” for CRA purposes will change.

3.15         Commitments and Contracts.

(a) The Company has Previously Disclosed or made available prior to the date hereof to Park Sterling or its representatives true, correct and complete copies of, each of the following contracts (or, in the case of oral contracts, a true, correct and complete description thereof) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each, a “Company Material Contract”):

(i) any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;

(ii) any contract or agreement with respect to the employment or service of any current or former directors, officers or consultants of the Company or any of its Subsidiaries;

(iii) any contract or agreement that is reasonably expected to provide for payments to or from the Company and its Subsidiaries in excess of $10,000 annually or $25,000 over the life of the contract or agreement;

(iv) any contract or agreement with any director, officer or Affiliate of the Company or any of its Subsidiaries;

(v) any contract or agreement materially limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any other person or prohibiting the Company or any of its Subsidiaries from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(vi) any contract or agreement with a labor union or guild (including any collective bargaining agreement);

(vii) any contract or agreement which grants any person, “most favored nation” or similar rights, a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or its Subsidiaries, or obligates the Company or any of its Subsidiaries (or, after the consummation of the transactions contemplated by this Agreement, Park Sterling or any of its Affiliates) to conduct business with any third party on an exclusive or preferential basis;

(viii) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company or any of its Subsidiaries is a borrower or guarantor, other than those entered into in the ordinary course of business for an amount not exceeding $10,000;

(ix) any contract or agreement entered into since January 1, 2010 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof) relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing obligations, including continuing indemnity obligations, of the Company or any of its Subsidiaries that could reasonably be expected to be material;

(x) any agreement of guarantee, support or indemnification by the Company or any of its Subsidiaries, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than those entered into in the ordinary course of business;

(xi) any alliance, cooperation, joint venture, stockholders’, partnership or similar agreement involving a sharing of profits or losses relating to the Company or any of its Subsidiaries;

(xii) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company or any of its Subsidiaries; and

(xiii) any material contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.15(a) of the Company Disclosure Schedule contains a list of each Company Material Contract, by each of the preceding categories.

(b) Each of the Company Material Contracts has been duly and validly authorized, executed and delivered by the Company or its applicable Subsidiary and is binding on the Company and any such Subsidiary and, to the Company’s Knowledge, is in full force and effect.  The Company and each of its Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Material Contract.  None of the Company or any of its Subsidiaries has received notice of any violation or default or claim for indemnification (or any condition that with the passage of time or the giving of notice would cause a violation of or a default or claim for indemnification) by any party under any Company Material Contract.  No other party to any Company Material Contract is, to the Knowledge of the Company, in default in any respect thereunder.

3.16         Agreements with Regulatory Agencies.  Except as set forth in Section 3.16 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since December 31, 2010 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.  The Company and each of its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and none of the Company or any of its Subsidiaries has received any notice from any Governmental Entity indicating that either the Company or any of its Subsidiaries is not in compliance with any such Regulatory Agreement.

3.17         Investment Company; Investment Adviser.  None of the Company or any of its Subsidiaries is required to be registered as, and is not an Affiliate of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  None of the Company or any of its Subsidiaries is required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act of 1940, as amended, or in another capacity thereunder with the SEC or any other Governmental Entity.

3.18         Derivative Instruments.  All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of its Subsidiaries, were entered into (a) only in the ordinary and usual course of business and consistent with past practice, (b) in accordance with commercially reasonable banking practices and in all material respects with all applicable Laws and (c) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms.  None of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in breach of any of its obligations under any such agreement or arrangement.

3.19         Environmental Liability.  The Company and its Subsidiaries are in compliance in all respects with all Laws relating to public health, safety or the environment (including all Laws relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances, pollutants or contaminants, or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances), except for such violations the results of which would not reasonably be expected to result in damages or expenses in excess of $10,000 individually or $25,000 in the aggregate or that would not materially impact the consummation of the transactions contemplated by this Agreement.  There is no legal, administrative, arbitral or other proceeding, claim, action, investigation, remediation or notice of any nature seeking to impose, or that could result in the imposition of, on the Company or any of its Subsidiaries, any liability or obligation of the Company or any such Subsidiary with respect to any environmental, health or safety matter or any private or governmental, environmental health or safety investigation or remediation activity of any nature arising under common law or under any local, state or federal environmental, health or safety Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any property in which the Company or any of its Subsidiaries has taken a security interest the result of which has or would reasonably be expected to result in damages or expenses in excess of $10,000 individually or $25,000 in the aggregate; to the Company’s Knowledge, there is no reasonable basis for, or circumstances that could reasonably be expected to give rise to, any such proceeding, claim, action, investigation, remediation or notice; and, to the Company’s Knowledge, none of the Company or any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party that could impose any such environmental obligation or liability.

3.20         Insurance.  The Company and each of its Subsidiaries maintain, and have maintained for the three years prior to the date of this Agreement, insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that are reasonably adequate for their respective businesses and as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations, including insurance covering all real and personal property owned or leased by the Company and any of its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business.  True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of the Company and its Subsidiaries and that are identified with respective expiration dates on Section 3.20 of the Company Disclosure Schedule (collectively, the “Company Insurance Policies”), and all correspondence relating to any material claims under the Company Insurance Policies, have been previously made available to Park Sterling prior to the date hereof.  All of the Company Insurance Policies are in full force and effect, the premiums due and payable thereon have been timely paid, and there is no material breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company or any of its Subsidiaries under any of the Company Insurance Policies or, to the Knowledge of the Company, by any other party to the Company Insurance Policies.  None of the Company or any of its Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the Knowledge of the Company, is the termination of any such policies threatened.  There is no claim for coverage by the Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.

3.21        Title to Property.  The Company and its Subsidiaries have good and marketable title to all real properties and transferable title to all other properties and assets, tangible or intangible, owned by them as reflected in the most recent balance sheet included in the most recent Company Report filed with the SEC or otherwise that are material to the operation of their businesses, in each case free from Liens (other than (i) Liens for current taxes and assessments not yet past due or being contested in good faith, (ii) inchoate Liens for construction in progress, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice for sums not yet delinquent or being contested in good faith by appropriate proceedings and (iv) Liens with respect to tenant personal property, fixtures and/or leasehold improvements at the subject premises arising under state statutes and/or principles of common law that would impair in any material respect the value thereof or interfere with the use made or to be made thereof by them in any material respect.  The Company and its Subsidiaries own, lease or otherwise have valid easement rights to use all properties as are necessary to their operations as now conducted.  The Company and its Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them in any material respect.  None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default in any material respect under any lease described in the immediately preceding sentence.  There are no condemnation or eminent domain proceedings pending or, to the Knowledge of the Company, threatened, with respect to any of the real properties owned or, to the Company’s Knowledge, any of the real properties leased, by the Company or any of its Subsidiaries.  None of the Company or any of its Subsidiaries has, within the last three (3) years, made any material title claims, or has outstanding any material title claims, under any policy of title insurance respecting any parcel of real property.

3.22         Intellectual Property.  The Company and its Subsidiaries own, or are licensed or otherwise possess rights to use, free and clear of all Liens, all Proprietary Rights used in the conduct of the business of the Company and its Subsidiaries as now conducted, except where the failure to own, license or otherwise possess such Proprietary Rights would not reasonably be expected to result in a Company Material Adverse Effect.  The Company and its Subsidiaries have the right to use all Proprietary Rights used in or necessary for the conduct of their respective businesses without infringing the rights of any person or violating the terms of any licensing or other agreement to which the Company or any of its Subsidiaries is a party, except for such infringements or violations that would not reasonably be expected to result in a Company Material Adverse Effect, and, to the Company’s Knowledge, no person is infringing upon any of the Proprietary Rights, except where the infringement would not reasonably be expected to result in a Company Material Adverse Effect.  No charges, claims or litigation have been asserted or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries contesting the right of the Company or any of its Subsidiaries to use, or the validity of, any of the Proprietary Rights or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof, and, to the Company’s Knowledge, no valid basis exists for the assertion of any such charge, claim or litigation.  All licenses and other agreements to which the Company or any of its Subsidiaries is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Company or such Subsidiary, subject to the Bankruptcy and Equity Exception, as the case may be, and there have not been and there currently are not any defaults (or any event that, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries under any license or other agreement affecting Proprietary Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, except for defaults, if any, which would not reasonably be expected to result in a Company Material Adverse Effect.  The validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights and the current terms thereof will not be affected by the transactions contemplated by this Agreement.

3.23         Loans.

(a) Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, as of December 31, 2013, none of the Company or any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) under the terms of which the obligor was, as of December 31, 2013, over 90 days delinquent in payment of principal or interest or in default of any other provision.  Section 3.23(a) of the Company Disclosure Schedule sets forth (x) all of the Loans of the Company or any of its Subsidiaries that as of December 31, 2013 were classified by the Company or the Bank or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and Accrued Interest on each such Loan as of December 31, 2013 and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 2013 were classified as such, together with the aggregate principal amount of and Accrued Interest on such Loans by category as of December 31, 2013 and (z) each asset of the Company or the Bank that as of December 31, 2013 was classified as “Other Real Estate Owned” and the book value thereof.  With respect to the Loans required to be set forth on Section 3.23(a) of the Company Disclosure Schedule, since December 31, 2012, except as set forth on such Section of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has amended in any material respect or terminated any contract related to any such Loan or waived, released, compromised or assigned any rights or claims under any such contract.  With respect to the Loans required to be set forth on Section 3.23(a) of the Company Disclosure Schedule, there is no material oral agreement relating to such Loans.

(b) Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, as of December 31, 2013, none of the Company or any of its Subsidiaries is a party to any Loan that would result in credit exposure to the applicable borrower (and its Affiliates) in excess of $200,000.  Section 3.23(b) of the Company Disclosure Schedule sets forth all of the Loans of the Company or any of its Subsidiaries that as of December 31, 2013 would result in credit exposure to the applicable borrower (and its Affiliates) in excess of $200,000, together with the principal amount of and Accrued Interest on each such Loan as of December 31, 2013 and the identity of the borrower thereunder, by category of Loan (i.e., commercial, consumer, etc.).  With respect to the Loans required to be set forth on Section 3.23(b) of the Company Disclosure Schedule, since December 31, 2012, except as set forth on such Section of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has amended in any material respect or terminated any contract related to any such Loan or waived, released, compromised or assigned any rights or claims under any such contract.  With respect to the Loans required to be set forth on Section 3.23(b) of the Company Disclosure Schedule, there is no material oral agreement relating to such Loans.

(c) Each Loan of the Company or any of its Subsidiaries (i) is evidenced by Loan Documentation or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, (iii) where required by applicable Law, has been based on an appraisal that has been made available to Park Sterling and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant Loan Documentation, the Company’s and the Bank’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) in material compliance with all applicable requirements of Laws.  The Loan Documentation with respect to each Loan is and, at the time of origination or purchase by the Company or its Subsidiary, was, in compliance with applicable Laws and complete and correct in all material respects.

(e) Except as set forth in Section 3.23(e) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.

(f) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(g) To the Knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. To the Knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

3.24         Anti-takeover Provisions Not Applicable.  The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions to be consummated pursuant to this Agreement from, and this Agreement and the transactions contemplated hereby are exempt from, any anti-takeover or similar provisions of the Charter (including Articles XII and XIII thereof), and its bylaws and the requirements of any “moratorium,” “anti-greenmail,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws of any state, including the DGCL (each of the foregoing, a “Takeover Statute”).

3.25         Knowledge as to Conditions.  As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the transactions contemplated by this Agreement will not be obtained or that any Required Approval will not be granted without the imposition of a Materially Burdensome Regulatory Condition; provided, however, that the Company makes no representation or warranty with respect to the management, capital or ownership structure of Park Sterling or any of its Affiliates.

3.26         Brokers and Finders.  Other than Sandler O’Neill + Partners, L.P., none of the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

3.27         Investment Portfolio.  All investment securities held by the Company or its Subsidiaries, as reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2013, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by Governmental Entities. Each of the Company and its Subsidiaries has good, valid and marketable title to all such investment securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Company or its Subsidiaries.  The Company and its Subsidiaries employ investment, securities, commodities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of the Company’s business and the Company has made available to Park Sterling prior to the date hereof the material terms of such policies, practices and procedures.

3.28         Related Party Transactions.

(a) Except as part of the normal and customary terms of an individual’s employment or service as a director, none of the Company or any of its Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (i) Affiliate, (ii) insider or related interest of an insider, (iii) stockholder owning 5% or more of the outstanding Common Stock or related interest of such a stockholder or (iv) other than credit and consumer banking transactions in the ordinary course of business on arm’s length commercially reasonable terms, employee who is not an executive officer (a “Related Party Transaction”).  For purposes of the preceding sentence, the term “affiliate” shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O, as amended.

(b) To the Company’s Knowledge, the Bank is in compliance with, and has since December 31, 2010, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.

3.29         Company Information.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of the Company or at the time the Company stockholders vote on the matters constituting the Company Stockholder Approval or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by the Company in this Section 3.29 with respect to statements made or incorporated by reference therein based on information supplied by Park Sterling in writing expressly for inclusion or incorporation by reference in the Proxy Statement or such other applications, notifications or other documents.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.30          Foreign Corrupt Practices.  None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or other applicable Laws or any conventions to which the Company or any of its Subsidiaries is subject relating to corruption, bribery, money laundering, political contributions or gifts and gratuities, with respect to public officials or private persons; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.31         Opinion.  Before the execution of this Agreement, the Company’s board of directors has received an opinion from Sandler O’Neill + Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of the Company from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARK STERLING

Park Sterling hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that, except as Previously Disclosed:

4.1   Organization and Authority.  Park Sterling is duly organized, validly existing and in good standing under the Laws of the State of North Carolina.  Park Sterling has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business in all material respects as it is now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Park Sterling Material Adverse Effect.

4.2   Authorization.

(a) Park Sterling has all requisite corporate power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other agreements referenced herein to which Park Sterling will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of Park Sterling.  This Agreement has been, and the other agreements referenced herein to which it will be a party, when executed, will be, duly and validly executed and delivered by Park Sterling and, assuming due authorization, execution and delivery by the Company or the other counterparties, if any, is and will be a valid and binding obligation of Park Sterling enforceable against Park Sterling in accordance with its terms (subject to the Bankruptcy and Equity Exception).  No other corporate proceedings are necessary for the execution and delivery by Park Sterling of this Agreement and the other agreements referenced herein to which it will be a party, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby.

(b) Neither the execution and delivery by Park Sterling of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Park Sterling with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the material properties or assets of Park Sterling under any of the terms, conditions or provisions of (A) its charter or bylaws (or similar governing documents) or similar governing documents of any Subsidiary of Park Sterling or (B) except for defaults that would not reasonably be expected to have a Park Sterling Material Adverse Effect, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Park Sterling is a party or by which it may be bound, or to which Park Sterling or any of the properties or assets of Park Sterling may be subject, or (ii) except for violations that have not had a Park Sterling Material Adverse Effect, assuming the consents referred to in Section 4.3 are duly obtained, violate any Law applicable to Park Sterling or any of its properties or assets.

4.3   Consents and Approvals.  Except for (i) the Requisite Regulatory Approvals, (ii) the consents, approvals, waivers, authorizations, applications, filings, registrations, notices, declarations, orders or qualifications set forth in Section 4.3 of the Park Sterling Disclosure Schedule (the “Park Sterling Regulatory Approvals”) and (iii) such additional consents, approvals, waivers, authorizations, applications, filings, registrations, notices, declarations, order or qualifications the failure of which to make or obtain would not have a Park Sterling Material Adverse Effect, no consents, approvals, waivers, authorizations, applications, filings, registrations, notices, declarations, order or qualifications are required to be obtained in connection with the transactions contemplated by this Agreement.  Park Sterling has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of a Materially Burdensome Regulatory Condition, or that (ii) any public body or authority having jurisdiction over the affairs of Park Sterling or Park Sterling Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.4   Financial Wherewithal.  Park Sterling will have as of the Closing sufficient cash or cash equivalents available, directly or through one or more Affiliates, to pay the aggregate Merger Consideration to the Paying Agent on the terms and conditions contained herein.

4.5   Park Sterling Information.  The information in the Proxy Statement provided by Park Sterling in writing specifically for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.6   Broker’s Fees.  Except for Keefe, Bruyette & Woods, Inc., neither Park Sterling nor any of its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Park Sterling or any of its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

4.7   Litigation.  There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Park Sterling, threatened against or affecting Park Sterling or any of its Subsidiaries that (i) challenge the validity or propriety of the transactions contemplated by this Agreement or (ii) would have a Park Sterling Material Adverse Effect.

4.8   No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this ARTICLE IV, none of Park Sterling or any of its Affiliates, Representatives or any other Person makes or shall be deemed to make any representation or warranty to the Company, express or implied, at law or in equity, on behalf of Park Sterling or any Affiliate of Park Sterling, and Park Sterling and each of its Affiliates by this Agreement disclaims any such representation or warranty, whether by Park Sterling, any of its Affiliates or any of their respective Representatives or any other Person, notwithstanding the delivery or disclosure to the Company, or any of its Affiliates, Representatives or any other Person of any other documentation or other information by Park Sterling or any of its Affiliates or any of their respective Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1   Conduct of Business of the Company Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time, except as expressly permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either the Company or Park Sterling to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2   Forbearances of Company.  During the period from the date of this Agreement to the Effective Time, except as expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Park Sterling (which consent shall not be unreasonably withheld or delayed):

(a) (i) create or incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other Person, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of Atlanta with a maturity of not more than one year or (ii) incur any capital expenditures, other than expenditures necessary to maintain existing assets in good repair;

(b) (i) adjust, split, combine or reclassify, or purchase, redeem or otherwise acquire, any capital stock, (ii) make, declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company) or make any other distribution on any shares of its capital stock or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) issue any additional shares of capital stock of the Company or sell, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a wholly owned Company Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except the sale, transfer or disposal of other real estate owned in the ordinary course of business consistent with past practice;

(d) (i) acquire any business entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(f) grant any Company Stock Options, restricted shares, awards based on the value of the Company’s capital stock or other equity or equity-based award with respect to shares of the Company Common Stock under any of the Company Stock Plans or otherwise, or grant any Person any right to acquire any shares of its capital stock;

(g) except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof and that has been Previously Disclosed, (i) increase in any manner the compensation (including incentive compensation opportunities) or benefits of any of the current or former directors, officers or employees of the Company or its Subsidiaries, except for increases in salary to non-executive officer employees with annual salaries of less than $50,000 in such amount as in the ordinary course of business consistent with past practice, but in no event to exceed 2.5% on an individual basis or $50,000 on an aggregate annual basis, (ii) pay or commit to pay any severance, bonus, retirement, consulting or retention amounts to any of the current or former directors, officers or employees of the Company or its Subsidiaries, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other equity or equity-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, nonqualified deferred compensation plan, or other employee benefit plan or agreement or employment agreement with or for the benefit of any of the current or former directors, officers or employees of the Company or its Subsidiaries (or newly hired employees), (iv) accelerate the vesting or payment or cause to be funded or otherwise secure the payment of any compensation and/or benefits, (v) amend, extend, renew or enter into any collective bargaining agreement or Company Benefit Plan or make any material determinations not in the ordinary course of business consistent with past practice under any Company Benefit Plan, (vi) hire or terminate (other than a termination of employment for cause) the employment of any employee who has (in the case of employees to be terminated) or would have (in the case of employees to be hired) target total compensation (cash and target equity) of $35,000 or more, or (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(h) settle any claim, action or waive or release any material rights or claims other than in the ordinary course of business consistent with past practice;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any liabilities in the ordinary course of business and consistent with past practice;

(j) (i) change its methods of accounting (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by its independent auditors or (ii) except as may be required by GAAP, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(k) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(l) adopt or implement any amendment to its Charter or any changes to its bylaws or comparable organizational documents;

(m) materially restructure or materially change its investment securities portfolio, derivatives portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(n) amend, breach, terminate or allow to lapse any Authorization, other than amendments required by applicable Law or policies imposed by any Governmental Entity;

(o) whether orally or in writing, (i) enter into, amend in any material respect or terminate any contract of the sort required to be disclosed pursuant to Section 3.15 or (ii) waive, release, compromise or assign any material rights or claims under any such contract;

(p) with respect to any Loan of the Company or any of its Subsidiaries that as of or after December 31, 2013 was classified by the Company or the Bank or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, and that would result in total credit exposure to the applicable borrower (and its Affiliates) in excess of $200,000, whether orally or in writing, (i) enter into, amend in any respect or terminate any contract related to such Loan or (ii) waive, release, compromise or assign any rights or claims under any such contract; provided, however, that, if Park Sterling shall not have disapproved in writing any request to take action prohibited under this clause (p) within five business days after receipt of such request from the Company, such request shall be deemed to have been approved by Park Sterling;

(q) change in any material respect its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans, except as required by applicable Law;

(r) except for Loans or commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan relationship aggregating in excess of $200,000, or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates) in excess of $200,000;

(s) alter materially its interest rate or fee pricing policies with respect to depository accounts of the Bank or waive any material fees with respect thereto;

(t) engage in any Related Party Transaction;

(u) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies except as required by applicable Law;

(v) file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of the Company or any Company Subsidiary;

(w) take any action that is intended or would be reasonably likely to result in any of the conditions set forth in ARTICLE VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(x) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

5.3   Non-Solicitation of Alternative Transactions.

(a) The Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other representatives or agents (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to induce or facilitate, any inquiries, offers or proposals with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or that may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquisition Proposal or any agreement related thereto (other than any confidentiality agreement required by Section 5.3(b)), (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction (other than any confidentiality agreement required by Section 5.3(b)) or (vi) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.3(a), if the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) not resulting from or arising out of a breach of Section 5.3(a) at any time prior to the Company Stockholders Meeting that the board of directors of the Company has determined, in its good faith judgment (after consultation with the Company’s financial advisors of nationally recognized reputation and outside legal counsel) to constitute or is reasonably likely to result in a Superior Proposal, the Company and its Representatives may take any action described in Section 5.3(a)(ii) above to the extent that the board of directors of the Company has determined, in its good faith judgment (after consultation with the Company’s outside legal counsel) that the failure to take such action would be reasonably likely to cause it to violate its fiduciary duties under applicable Law; provided, that, prior to providing (or causing to be provided) any confidential or nonpublic information or data permitted to be provided pursuant to this sentence, the Company has obtained from such Person or Group an executed confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement.

(c) As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, the Company shall advise Park Sterling in writing of the receipt of any Acquisition Proposal, request or inquiry, shall promptly provide to Park Sterling a written summary of the material terms of such Acquisition Proposal, request or inquiry (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal) and shall keep Park Sterling promptly apprised of any related developments, discussions and negotiations (including providing Park Sterling with a copy of all material documentation and correspondence relating thereto) on a current basis.  The Company agrees that it shall simultaneously provide to Park Sterling any confidential or nonpublic information concerning the Company that may be provided (pursuant to Section 5.3(b)) to any other Person or “Group” in connection with any Acquisition Proposal that has not previously been provided to Park Sterling.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Stockholders Meeting, if the Company has received a Superior Proposal (after giving effect to the terms of any revised offer by Park Sterling pursuant to this Section 5.3(d)), the board of directors of the Company may, in connection with such Superior Proposal, make a Change in the Company Recommendation, if and only to the extent that the board of directors of the Company has determined in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to cause it to violate its fiduciary duties under applicable Law; provided, that the board of directors of the Company may not effect a Change in the Company Recommendation unless:

(i) the Company shall have received an unsolicited bona fide written Acquisition Proposal and the board of directors of the Company shall have concluded in good faith that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to by Park Sterling;

(ii) the Company shall have provided prior written notice to Park Sterling at least five (5) calendar days in advance (the “Notice Period”) of taking such action, which notice shall advise Park Sterling that the board of directors of the Company has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(iii) during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Park Sterling in good faith (to the extent Park Sterling desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv) the board of directors of the Company shall have concluded in good faith that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Park Sterling, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Park Sterling and shall comply with the requirements of this Section 5.3(d) with respect to such new written notice.  In the event that the board of directors of the Company does not make the determination referred to in clause (iv) of this paragraph and thereafter seeks to effect a Change in the Company Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Company Recommendation.

(e) The Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or the Company or any of its Subsidiaries or Representatives are a party, and enforce the provisions of any such agreement.

(f) Nothing contained in this Agreement shall prohibit the board of directors of the Company from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than solely a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Company Board Recommendation in a manner adverse to Park Sterling unless the board of directors of the Company expressly and concurrently reaffirms the Company Board Recommendation.

5.4   Redemption of Securities held by U.S. Treasury.  The Company and the Bank shall use reasonable best efforts to facilitate entry into and maintenance in effect of a definitive agreement with Treasury providing for the Repurchase prior to the Closing.  In furtherance of the foregoing, the Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Park Sterling in connection with such repurchase or redemption, including (i) furnishing all information concerning the Company and its Subsidiaries that Park Sterling or any applicable Governmental Entity may request in connection with the Repurchase or with respect to the effects of the Repurchase on Park Sterling or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Park Sterling deems necessary or advisable in its reasonable judgment in connection with the Repurchase or the effects thereof and (iii) entering into any agreement in connection with the Repurchase as Park Sterling may reasonably request (provided, that neither the Company nor any of its Subsidiaries shall be required to agree to any obligation that is not contingent upon the consummation of the Merger occurring substantially concurrently with the Repurchase).

5.5   Indemnification and Insurance.

(a) From and after the Effective Time, Park Sterling shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable Law, and Park Sterling shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.5(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Park Sterling thereof. Any failure to so notify shall not affect the obligations of Park Sterling under Section 5.5(a) unless and to the extent that Park Sterling is prejudiced as a result of such failure.

(c) Park Sterling shall maintain, or shall cause to be maintained, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of the Company and the Bank (provided, that Park Sterling may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to claims against such officers and directors arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Park Sterling be required to expend annually pursuant to this Section 5.5(c) more than 200% of the annual premiums currently paid by the Company or the Bank for such insurance (the “Insurance Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Insurance Amount, Park Sterling shall cause to be maintained policies of directors’ and officers’ insurance that, in Park Sterling’s good faith determination, provide the maximum coverage available at an annual premium equal to the Insurance Amount.  In lieu of the foregoing, Park Sterling, or the Company with the prior written consent of Park Sterling, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage (without any requirement to pay more than the Insurance Amount), to that described in this Section 5.5(c).

(d) In the event Park Sterling or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Park Sterling and its successors and assigns assume the obligations set forth in this Section 5.5.

(e) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1   Regulatory Matters.

(a) Each of Park Sterling and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the transactions contemplated hereby, including obtaining any third-party consent which may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, required in order to continue any contract or agreement with the Company or its Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and cooperate with the other party to obtain) the Regulatory Approvals.  The parties shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement.  Park Sterling and the Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company or Park Sterling, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each of Park Sterling and the Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Park Sterling to take to any action, or commit to take any action, or agree to any condition or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties that would reasonably be expected to have an adverse effect on the business, results of operations or financial condition of the Company or Park Sterling (measured on a scale relative to the Company and its Subsidiaries taken as a whole) following the Closing (a “Materially Burdensome Regulatory Condition”).

(b) Park Sterling and the Company shall, upon request, furnish each other with all information concerning Park Sterling, the Company and their respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Park Sterling, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Park Sterling and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Regulatory Approval or other consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2   Access to Information; Confidentiality.  The Company agrees to (i) permit Park Sterling and Park Sterling’s Representatives to visit and inspect or investigate the properties of the Company and the Company’s Subsidiaries to examine the corporate books, data, files, information, documents, correspondence, records and other materials Park Sterling may reasonably request and (ii) provide Park Sterling with access to the Representatives, vendors and any others having business dealings with the Company or its Subsidiaries for the purpose of such meetings and communications as Park Sterling reasonably desires, including to discuss the affairs, business, operations, condition, finances and accounts of the Company or its Subsidiaries and for integration planning (and the Company shall cause such Subsidiaries, Representatives and vendors to cooperate with such discussions), all upon reasonable notice and at such reasonable times and as often as Park Sterling may reasonably request.  Any inspection or investigation pursuant to this Section 6.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, the Bank and the Company’s Subsidiaries, and nothing herein shall require any Representative of the Company to disclose any information to the extent (A) prohibited by applicable Law or (B) that such disclosure would cause a loss of privilege to the Company or any Subsidiary (provided, that the Company shall make appropriate substitute disclosure arrangements under circumstances where such restrictions apply).  No inspection or investigation by Park Sterling (or knowledge acquired or that could have been acquired thereby) shall affect the ability of Park Sterling to rely on the representations and warranties of the Company.  The Company agrees to distribute any notices requested by Park Sterling, including any and all notices to employees of the Company or its Subsidiaries in a form approved by Park Sterling and reasonably acceptable to the Company.  In addition any communications by the Company or its Subsidiaries with its employees shall be subject to prior review and comment by Park Sterling and none of the Company or any of its Subsidiaries shall make any promises or commitments to its employees with respect to employment by the Company, Park Sterling or any of their respective Subsidiaries or the terms and conditions thereof.  All information furnished by any Party or any of its Representatives in connection with this Agreement and the transactions contemplated hereby shall be subject to, and the receiving Party shall in each case hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated as of January 13, 2014, between Park Sterling and Sandler O’Neill & Partners, L.P. on behalf of the Company, with each such receiving Party subject to such restrictions as the recipient (the “Confidentiality Agreement”).

6.3   SEC Filings and Stockholder Approval.

(a) The Company shall as promptly as practicable prepare and, if the Company is at such time subject to the reporting requirements of Section 13(a) of the Exchange Act, file with the SEC, a proxy statement relating to the Company Stockholders Meeting (the “Proxy Statement”).  The Proxy Statement, and any amendment or supplement thereto, shall include the Company Board Recommendation and shall comply in all material respects with all applicable provisions of the Exchange Act and the rules and regulations thereunder.  The Company shall consult with Park Sterling prior to filing the Proxy Statement, or any amendment or supplement thereto, and shall provide Park Sterling with a reasonable opportunity to comment thereon.  The Company shall notify Park Sterling promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Park Sterling with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.  The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive Proxy Statement to be mailed to the Company’s stockholders not more than five Business Days after clearance thereof by the SEC.  If, at any time prior to the receipt of the Company Stockholder Approval, any event occurs with respect to the Company, Park Sterling or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such party shall promptly notify the other party of such event, and the Company and Park Sterling shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company.

(b) The Company shall take all action necessary in accordance with the DGCL, the Charter, Company Bylaws and other applicable Laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining the Company Stockholder Approval (such meeting or any adjournment or postponement thereof, the “Company Stockholders Meeting”).  Subject to Section 5.3(d), the board of directors of the Company shall (x) recommend to its stockholders the adoption of this Agreement and the transactions contemplated herein (the “Company Board Recommendation”), (y) include the Company Board Recommendation in the Proxy Statement and (z) use its reasonable best efforts to obtain the Company Stockholder Approval.

(c) Except as set forth in Section 5.3, neither the board of directors of the Company nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to Park Sterling, the Company Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Board Recommendation (any of the foregoing being a “Change in the Company Recommendation”); provided, that, for the avoidance of doubt, the Company may not effect a change in the Company Board Recommendation unless it has complied with the provisions of Section 5.3.

6.4   Restructuring Efforts.  If the Company shall have failed to obtain the requisite vote or votes of its stockholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its stockholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration, or the Tax treatment of the Merger, in a manner adverse to such party or its stockholders) and the Company shall resubmit the transaction to the Company’s stockholders for approval.

6.5   Public Disclosure.  The Company shall consult with Park Sterling before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and the Company shall not issue any such press release or make any such statement or disclosure without the prior approval of Park Sterling (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law or the rules of any market or exchange on which the shares of the Company may be listed for trading, in which case the Company shall consult with Park Sterling before issuing such press release or making such public statement or disclosure to allow Park Sterling a reasonable opportunity to comment on such press release or public statement in advance of such publication.

6.6   Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Park Sterling, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall be authorized to, in the name of and on behalf of each party, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

6.7   Notification of Certain Matters.  The Company will give prompt notice to Park Sterling of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Company Material Adverse Effect or (b) would cause or constitute a breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII.  Park Sterling shall give prompt notice to the Company of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any of the conditions in ARTICLE VII not being satisfied or that may prevent or delay the consummation of the transactions contemplated hereby.

6.8   Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.9   Employee Matters.

(a) Following the Closing Date, Park Sterling shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by the Company and its Subsidiaries on the Closing Date (“Covered Employees”) during the period in which any such Covered Employee is employed by Park Sterling or its Subsidiaries following the Closing Date that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Park Sterling or its Subsidiaries (other than the Company and its Subsidiaries), as applicable; provided, that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Park Sterling or its Subsidiaries; and (ii) until such time as Park Sterling shall cause Covered Employees to participate in the employee benefit plans that are made available to similarly situated employees of Park Sterling or its Subsidiaries (other than the Company and its Subsidiaries), a Covered Employee’s continued participation in a Company Benefit Plan shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Park Sterling plans may commence at different times).  Notwithstanding the foregoing, following the Closing Date, Park Sterling shall provide Covered Employees (other than those Covered Employees that are paid commissions) (i) whose employment is terminated by Park Sterling without “cause” (as determined by Park Sterling consistent with its customary standards) during the six-month period following the Closing Date or (ii) who voluntarily resign after being notified that, as a condition of employment, his or her base salary will be materially decreased, in any case after signing a customary release, with separation benefits in the form of continued payment of the Covered Employee’s base salary or base weekly wage rate (as in effect at the time of termination) in an amount equal to one week of his or her base salary or base weekly wage rate for each completed year of service with the Company; provided, however, that the Covered Employees (other than those Covered Employees that are paid commissions) shall be entitled to no less than four (4) weeks and no more than twenty-six (26) weeks of continued payment of his or her base salary or weekly wage rate, as applicable, and, provided, further, that Covered Employees that are paid commissions will be entitled to no severance.  The Company shall, and shall cause its Subsidiaries to, take whatever action is necessary to terminate any and all other severance arrangements and to ensure that it and Park Sterling and its Subsidiaries have no other liability for any other severance payments (other than as set forth in this Section 6.9(a).  The Company shall cooperate with Park Sterling to effectuate the foregoing, including Park Sterling’s and its Subsidiaries compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local Law.   Nothing contained in this Section 6.9(a) shall be construed or interpreted to limit or modify in any way Park Sterling’s and its Subsidiaries at-will employment policy.  In addition, in no event shall severance pay payable under this Section 6.9(a) to any Covered Employee who does not have an employment, change-in-control or severance agreement with Park Sterling or its Subsidiaries be taken into account in determining the amount of any other benefit (including an individual’s benefit under any retirement plan, SERP or agreement).  If, by reason of the controlling plan document, controlling Law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Park Sterling or any of its Subsidiaries (other than the Company or its Subsidiaries), Park Sterling shall cause such employee benefit plan to recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility, participation and vesting under such employee benefit plan of Park Sterling or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Park Sterling and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.

(c) Without limiting the generality of Section 6.9(a), from and after the Effective Time, Park Sterling shall, or shall cause its Subsidiaries to, honor the Company Benefit Plans listed on Section 6.9(c) of the Company Disclosure Schedule in accordance with their terms.

(d) To the extent requested by Park Sterling prior to the Effective Time, effective as of immediately prior to, and contingent upon, the Closing Date, the Company shall adopt such resolutions and/or amendments to terminate the Company’s tax-qualified savings plans or any 401(k) plan of any of its Subsidiaries (collectively, “Company 401(k) Plan”).  The Company shall provide Park Sterling with a copy of the resolutions and/or plan amendments evidencing that the Company 401(k) Plan has been terminated in accordance with its terms.  If the Company 401(k) Plan is terminated pursuant to the preceding sentence, (i) following the Closing Date and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants and (ii) Park Sterling shall take any necessary action, including amendments to the tax-qualified defined contribution retirement plan sponsored by Park Sterling (the “Park Sterling 401(k) Plan”) to permit each Covered Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) to the Park Sterling 401(k) Plan, in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the eligible rollover distribution portion distributed to such Covered Employee from the Company 401(k) Plan.

(e) If Park Sterling so requests (which request shall be made no less than 15 days before the Effective Time), the Company shall take any and all actions required (including the adoption of resolutions by its board of directors) to amend, freeze and/or terminate any or all Company Benefit Plans (but excluding any Company Benefit Plans set forth on Section 6.9(e) of the Company Disclosure Schedule) immediately before the Effective Time, and, if requested by Park Sterling, to implement any such actions.

(f) Without limiting the generality of Section 9.9, the provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Park Sterling, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Park Sterling or any of its Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee any right to employment or continued employment or continued service with Park Sterling or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries), or constitute or create an employment or other agreement with any employee.

ARTICLE VII
CONDITIONS PRECEDENT

7.1   Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Park Sterling to effect the Closing, no Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition).

(c) No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the transactions contemplated by this Agreement.

7.2   Conditions to Obligations of Park Sterling.  The obligation of Park Sterling to effect the Closing is also subject to the satisfaction or, at Park Sterling’s sole discretion, waiver by Park Sterling, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in Section 3.1, Section 3.2 (other than inaccuracies that are de minimis in amount and effect),Section 3.3, Section 3.4(a), Section 3.4(b)(i)(A), Section 3.9(c), Section 3.24 and Section 3.26 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No Company Material Adverse Effect.  Since the date of this Agreement, there has not been any Company Material Adverse Effect.

(c) Performance of Obligations of Company.  The Company shall have performed and complied in all material respects with each of the obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(d) Officer’s Certificate.  Park Sterling shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) Treasury Repurchase.  (i) Park Sterling shall have completed the Repurchase; and (ii) the Company shall have received from each employee of the Company listed on Section 7.2(e) of the Company Disclosure Schedule who has waived any compensation or benefits in connection with the Company’s issuance of the Series A Preferred and Treasury Warrants pursuant to applicable Law or who would be prohibited from receiving compensation or benefits under applicable Law, a binding waiver (in a form acceptable to Park Sterling) stipulating that such compensation and benefits that are not payable as of the date of this Agreement will not become payable at or following the Closing.

(f) Resignations.  The Company shall have delivered, or caused to be delivered, to Park Sterling, duly executed resignations, effective as of the Closing, of all directors and officers of the Company and its Subsidiaries (including the Bank) requested by Park Sterling prior to the Closing.

(g) Employment Matters.  (i) The Employment Agreements shall be in full force and effect and (ii) the employment agreement described on Section 3.12(a)(2) of the Company Disclosure Schedule shall have terminated or expired with no financial obligation to the Company, Park Sterling or any of their Affiliates either in connection with such termination or expiration or at any time thereafter.

(h) Modified Net Worth.  The Company and its Subsidiaries, on an aggregate basis, shall have had Modified Net Worth of no less than One Dollar ($1) on the Measurement Date.

7.3   Conditions to Obligations of Company.  The obligation of the Company to effect the Closing is also subject to the satisfaction or, at the Company’s sole discretion, waiver, by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of Park Sterling set forth in Section 4.1, Section 4.2, Section 4.2(b)(i)(A) and Section 4.7 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Park Sterling set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Park Sterling Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Park Sterling Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Park Sterling Material Adverse Effect.

(b) Performance of Obligations of Park Sterling.  Park Sterling shall have performed and complied in all material respects with each of the obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate.  The Company shall have received a certificate signed on behalf of Park Sterling by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1   Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual written consent of the Company and Park Sterling, if the board of directors of each of the Company and Park Sterling so determines by a vote of the majority of its entire board of directors;

(b) by either the Company or Park Sterling, if the Closing shall not have occurred on or before January 31, 2015, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(b);

(c) by either the Company or Park Sterling, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.1 in all material respects;

(d) by the Company, if Park Sterling has breached or is in breach of any representation, warranty, covenant or agreement on the part of Park Sterling contained in this Agreement, which breach, individually or together with all such other then uncured breaches by Park Sterling, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or 7.3(b), and which is not cured within 30 days following written notice to Park Sterling or by its nature or timing cannot be cured within such time period;

(e) by Park Sterling, if the Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach, individually or together with all such other then uncured breaches by the Company, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(c), and which is not cured within 30 days following written notice to the Company or by its nature or timing cannot be cured within such time period;

(f) by Park Sterling in the event that the board of directors of the Company has (i) failed to make the Company Board Recommendation, (ii) effected a Change in the Company Recommendation, whether or not permitted by the terms hereof, or (iii) breached its obligations under Section 5.3 or Section 6.3 of this Agreement;

(g) by Park Sterling in the event that the stockholders of the Company fail to give the Company Stockholder Approval at the Company Stockholders Meeting where such matters were presented to such stockholders for approval and voted upon;

(h) by the Company, at any time prior to the Company Stockholders Meeting, in order to enter into an agreement with respect to a Superior Proposal, but only if the Company has not materially breached its obligations under Section 5.3 and complied with its payment obligations under Section 8.2(b); or

(i) by Park Sterling if the Company does not meet the condition to closing set forth in Section 7.2(h).

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2   Effect of Termination.

(a) In the event of termination of this Agreement pursuant to this ARTICLE VIII, no Party shall have any liability or further obligation hereunder to the other Party, except that (i) Section 6.5, 8.2, ARTICLE IX and the last sentence of Section 6.2 survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

(b) To compensate Park Sterling for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto, including foregoing the pursuit of other opportunities by Park Sterling, Park Sterling and the Company agree as follows:

(i) if this Agreement is terminated by Park Sterling pursuant to Section 8.1(f) or Section 8.1(g) and, in the case of a termination pursuant to Section 8.1(g), on or prior to the date of the Company Stockholders Meeting, Park Sterling had the right to terminate pursuant to Section 8.1(f), then promptly, in no event later than two (2) Business Days following such termination, the Company shall pay or cause the Bank to pay to Park Sterling, by wire transfer of immediately available funds, the Termination Fee.

(ii) if (A) this Agreement is terminated (1) by either Party pursuant to Section 8.1(b) or (2) by Park Sterling pursuant to Section 8.1(e) or 8.1(g) and (B) prior to such termination any person shall have made, or publicly proposed or announced an intention (whether or not conditional) to make, an Acquisition Proposal, and if (x) a definitive agreement providing for an Acquisition Proposal is signed within twelve months of the such termination or (y) an Acquisition Proposal is consummated within twelve months such termination, then in either case (x) or (y) the Company shall on the earlier of entry into such agreement or the consummation of such transaction pay or cause the Bank to pay to Park Sterling, by wire transfer of immediately available funds, the Termination Fee.

(iii) if this Agreement is terminated by the Company pursuant to Section 8.1(h), the Company shall, simultaneously with such termination and as a condition thereof, pay, or cause the Bank to pay, to Park Sterling the Termination Fee.

(c) For purposes of this Agreement, the “Termination Fee” shall mean $300,000.

8.3   Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the parties; provided, however, after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4   Extension; Waiver.  At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party entitled to grant such waiver, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1   Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 5.5 and 6.5 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2   Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3   Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

Provident Community Bancshares, Inc.
2700 Celanese Road
Rock Hill, South Carolina 29732
Attention: Dwight V. Neese
Fax: (803) 324-1986

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
607 14th Street, NW
Washington, DC 20005
Attention: Aaron M. Kaslow
Fax: (202) 204-5600

(b)	if to Park Sterling, to:

Park Sterling Corporation
1043 E. Morehead Street
Suite 201
Charlotte, NC 28204
Attention: James C. Cherry, Chief Executive Officer
Fax: (704) 716-2138

with a copy (which shall not constitute notice) to:

McGuireWoods LLP
201 N. Tryon Street, Suite 3000
Charlotte, NC 28202
Attention: Chris Scheurer
Fax: (704) 343-2300.

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one Business Day after being deposited with a reputable overnight courier.

9.4   Interpretation.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (iii) whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company or Park Sterling Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company or Park Sterling Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company or Park Sterling Disclosure Schedule is or is not material for purposes of this Agreement.  The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.  The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.5   Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

9.6   Entire Agreement.  This Agreement (including the Company and Park Sterling Disclosure Schedules and other documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

9.7   Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of North Carolina, without regard to any applicable conflicts of law.

(b) The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Charlotte, North Carolina.  Each of the parties submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that:  (i) it has not in any way agreed with or represented to, or received a representation from, any other party that the provisions of the foregoing waiver will not be fully enforced in all instances; (ii) it understands and has considered the implications of this waiver; (iii) it makes this waiver voluntarily; and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8   Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.9   Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Park Sterling may assign any of its rights under this Agreement to a Subsidiary of Park Sterling.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROVIDENT COMMUNITY BANCSHARES, INC.

By: /s/ Dwight V. Neese
Name: Dwight V. Neese
Title: President and Chief Executive Officer

PARK STERLING CORPORATION

By: /s/ James C. Cherry
Name: James C. Cherry
Title: Chief Executive Officer

Exhibit A

SUPPORT AGREEMENT

______________, 2014

Park Sterling Corporation
1043 E. Morehead Street
Suite 201
Charlotte, NC 28204

Ladies and Gentlemen:

The undersigned is a director of Provident Community Bancshares, Inc., a Delaware corporation (the “Company”), and the beneficial holder of shares of common stock of the Company (the “Company Common Stock”).

Park Sterling Corporation, a North Carolina corporation (“Buyer”), and the Company are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of the Company through the merger of the Company with and into Buyer (the “Merger”).  The consummation of the Merger pursuant to the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement, the substantial opportunity costs that Buyer will incur in pursuing the Merger rather than other business opportunities, such as other strategic partnerships, and to induce Buyer to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses and forego such business opportunities, the undersigned agrees and undertakes, in his capacity as a stockholder of the Company, and not in his capacity as a director or officer of the Company, as follows:

1.          While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary course bank loan) before the record date of the meeting of the Company’s stockholders to approve the Merger (the “the Company Stockholders Meeting”) any or all of his shares of the Company Common Stock or (b) deposit any shares of the Company Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of the Company Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.          While this letter agreement is in effect, the undersigned shall vote all of the shares of the Company Common Stock for which the undersigned has sole voting authority and shall use his best efforts to cause to be voted all of the shares of the Company Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the Company Stockholders Meeting; and (b) against any Acquisition Transaction (as defined in the Agreement) other than the Merger.

3.          The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

4.          The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief that may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.          The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others.  In addition, this letter agreement shall only apply to actions taken by the undersigned in his capacity as a stockholder of the Company and, if applicable, shall not in any way limit or affect actions the undersigned may take in his capacity as a director or officer of the Company.

6.          This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the approval of the Merger by the Company’s stockholders, (b) the date upon which the Merger Agreement is terminated in accordance with its terms or (c) mutual agreement in writing of the parties hereto providing for the termination hereof.

7.          As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of the Company Common Stock set forth below.

8.          No provision of this letter agreement shall preclude or in any way limit the undersigned from exercising his fiduciary duties as a member of the Board of Directors or an officer of the Company.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

___________________________________________________

Number of shares owned with sole voting authority: _______________________________

Number of shares owned with shared voting authority: _____________________________

Accepted and agreed to as of
the date first above written:

PARK STERLING CORPORATION

___________________________
By: James C. Cherry
Its: Chief Executive Officer